www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FISCAL 2017 RESULTS

Brentwood, TN, January 31, 2018 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its fourth quarter (13 weeks) and fiscal year (52 weeks) ended December 30, 2017.

Key Highlights

•	Fourth Quarter Comparable Store Sales Increased 4.0%; Fourth Quarter Net Sales Increased 1.9%

•	Fiscal Year Comparable Store Sales Increased 2.7%; Fiscal Year Net Sales Increased 7.0%

•	Fourth Quarter Diluted EPS of $0.87 and Fiscal Year Diluted EPS of $3.30

•	Adjusted Fourth Quarter Diluted EPS of $0.91 and Adjusted Fiscal Year Diluted EPS of $3.33, Excluding a One-Time, Non-Cash Charge Resulting from New Tax Legislation

•	$503.2 Million of Capital Returned to Shareholders Through Share Repurchases and Quarterly Cash Dividends in Fiscal 2017

•	Company Provides Fiscal 2018 Diluted EPS Outlook of $3.95 to $4.15

53rd Week Impact: As previously disclosed, the Company’s fiscal calendar timing resulted in a 53-week year in 2016 which added an additional week in the fourth quarter and fiscal year of 2016. As a result, the fourth quarter and fiscal year of 2017 were negatively impacted by one week less of both sales and operating income versus the prior year. The 53rd week is estimated to have increased fourth quarter and fiscal year of 2016 diluted earnings per share (EPS) by approximately $0.055. By definition, the Company’s comparable store growth calculations adjust for the 53rd week and all references to comparable store sales growth in this release are to a comparable 52-week basis. Unless otherwise noted, all other metrics do not adjust for the extra week.

“Tractor Supply had a strong fourth quarter with comparable store sales growth of 4.0%, which included increases in both comparable store transaction count and average ticket. For the year, I am very pleased with the foundation we have established to build customer loyalty and to significantly enhance our digital capabilities. These initiatives were instrumental in driving traffic and sales,” said Greg Sandfort, Tractor Supply’s Chief Executive Officer.

“Looking ahead, we believe Tractor Supply continues to have significant opportunities for growth. In 2018, we anticipate balancing investments between new store growth and our ONETractor strategic initiative, while also investing in the day-to-day business, to provide our customers with a seamless shopping experience anytime, anywhere and in any way they choose. We believe this balanced strategy positions us well to gain market share as we leverage our physical store assets and our growing digital capabilities. While these investments will partially offset the expected benefit from tax reform, we believe our strategic investments in the customer experience, stores, supply chain and most importantly, our store team members are the right steps to drive long-term sustainable growth and shareholder value.”

Fourth Quarter 2017 Highlights
Net sales increased 1.9% to $1.95 billion in the fourth quarter of 2017 from $1.92 billion in the fourth quarter of 2016. The prior year’s fourth quarter included an extra sales week as part of the Company’s 53-week calendar in 2016, which negatively impacted the overall sales increase by approximately 6.7 percentage points. In addition, due to the Company’s 2016 fiscal year having 53 weeks versus the normal 52 weeks, each quarter of fiscal 2017 started one week later than the same quarter of fiscal 2016. Comparable store sales increased 4.0% versus an increase of 3.1% in the prior year’s fourth quarter. Adjusting for the week shift, comparable store sales would have increased 3.8% in the fourth quarter of 2016. Comparable store transaction count increased 2.7% and average ticket increased 1.3%. All geographic regions of the Company and all major product categories had positive comparable store sales growth. Continued strength in everyday basic items across the consumable, usable and edible categories along with winter and other seasonal products helped drive the comparable stores sales result.

Gross profit increased 3.5% to $668.6 million from $646.3 million and gross margin rate increased 50 basis points to 34.2% from 33.7% in the prior year’s fourth quarter. The increase in gross margin was primarily attributable to less promotional activity and improved sell-through rates on seasonal products during the quarter. Partially offsetting these items was an increase in transportation costs driven by higher carrier rates and diesel fuel costs, coupled with an unfavorable mix of freight-intensive products.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 7.3% to $484.8 million from $451.6 million in the prior year’s fourth quarter. As a percent of net sales, SG&A expenses increased 120 basis points to 24.8% from 23.6% in the fourth quarter of 2016. The increase in SG&A as a percent of net sales was primarily attributable to deleverage of occupancy and other fixed costs resulting from the 53rd week of sales in the fourth quarter of 2016 that did not reoccur in the fourth quarter of 2017, higher store payroll from the Company’s continued effort to enhance customer service, increased incentive compensation from the strong year-over-year growth in comparable store sales and investments in infrastructure and technology to support its strategic long-term growth initiatives.

The effective income tax rate was 38.9% compared to a rate of 36.0% in the prior year’s fourth quarter. The effective income tax rate was higher in the fourth quarter of 2017 primarily due to new tax legislation that required the revaluation of the Company’s net deferred tax asset at a lower corporate statutory rate.

Net income was $109.7 million, or $0.87 per diluted share, compared to net income of $123.6 million, or $0.94 per diluted share, in the fourth quarter of 2016. Excluding the impact of the revaluation of the Company’s net deferred tax asset resulting in a one-time, non-cash charge of approximately $4.9 million, or $0.04 per diluted share, adjusted net income for the fourth quarter of 2017 was $114.6 million, or $0.91 per diluted share. The Company estimates that the 53rd week in 2016 represented a benefit of approximately $0.055 per diluted share, which did not reoccur in the fourth quarter of 2017 as previously discussed.

The Company opened 27 new Tractor Supply stores and closed seven Del’s stores in the fourth quarter of 2017 compared to 21 new store openings and one closure of a Del’s store in the prior year period. Additionally, in the fourth quarter of 2017, the Company opened six new Petsense stores and had no Petsense store closures compared to eight store openings and one store closure during the fourth quarter of 2016.

Fiscal 2017 Results
Net sales increased 7.0% to $7.26 billion from $6.78 billion in fiscal 2016. Comparable store sales increased 2.7% versus a 1.6% increase in fiscal 2016. Gross profit increased 7.2% to $2.49 billion from $2.33 billion, and gross margin remained flat at 34.3%.

SG&A expenses, including depreciation and amortization, increased 10.7% to $1.81 billion, and as a percent of net sales, SG&A expenses increased to 24.9% compared to 24.1% in fiscal 2016.

The effective income tax rate was 37.2% compared to a rate of 36.5% in fiscal 2016. The effective income tax rate was higher in fiscal 2017 due to new tax legislation that required the revaluation of the Company’s net deferred tax asset at a lower corporate statutory rate.

For fiscal 2017, net income was $422.6 million, or $3.30 per diluted share, compared to $437.1 million, or $3.27 per diluted share, in fiscal 2016. Excluding the impact of the revaluation of the Company’s net deferred tax asset resulting in a one-time, non-cash charge of approximately $4.9 million, or $0.03 per diluted share, adjusted net income for fiscal

2017 was $427.5 million, or $3.33 per diluted share. The Company estimates that the 53rd week in 2016 represented a benefit of approximately $0.055 per diluted share, which did not reoccur in fiscal 2017 as previously discussed.

The Company opened 101 new Tractor Supply stores, converted its two Hometown Pet stores to Petsense stores, and closed nine Del’s stores in fiscal 2017 as compared to 113 new store openings and six Del’s store closures during fiscal 2016. The Company also opened 25 new Petsense stores (including the conversion of two Hometown Pet stores) during fiscal 2017 and had no Petsense store closures.

Fiscal 2018 Outlook
The Company is providing the following initial guidance for the results of operations expected for fiscal 2018:

Net Sales	$7.69 billion - $7.77 billion
Comparable Store Sales	+2.0% - +3.0%
Net Income	$490 million - $515 million
Earnings per Diluted Share	$3.95 - $4.15
Capital Expenditures	$260 million - $300 million

Share repurchases for fiscal 2018 are expected to be at the high end of the Company’s target to reduce its weighted average shares outstanding by 2.5% to 3.5%. Anticipated capital expenditures include construction costs related to a new distribution center, ONETractor investments and new store growth of approximately 80 new Tractor Supply and 20 new Petsense store openings.

In December 2017, the Tax Cuts and Jobs Act was enacted which will have a positive impact on the Company’s effective tax rate in 2018 and subsequent years. The Tax Cuts and Jobs Act is expected to reduce the Company’s effective tax rate in 2018 from approximately 36.7% to approximately 23.0% to 23.5%.

Conference Call Information
Tractor Supply Company will hold a conference call today, Wednesday, January 31, 2018 at 4:00 p.m. CT / 5:00 p.m. ET, hosted by Greg Sandfort, Chief Executive Officer; Steve Barbarick, President and Chief Merchandising Officer; and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company (NASDAQ: TSCO) is the largest rural lifestyle retail store chain in the United States. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use. At December 30, 2017, the Company operated 1,685 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 30, 2017, the Company operated 168 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.

Non-GAAP Disclosure
Tractor Supply reports its financial results in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Tractor Supply also uses certain non-GAAP measures that fall within the meaning of Securities and Exchange Commission Regulation G and Regulation S-K Item 10(e), which may provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP measures do not have standardized definitions and are not defined by U.S. GAAP. Therefore, Tractor Supply’s non-GAAP measures are unlikely to be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures should not be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with U.S. GAAP.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, the amount of share repurchases, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses, including but not limited to, increases in wages, and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, weather conditions, the seasonal nature of the business, transportation costs, including but not limited to, fuel costs, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes, including expected effects of the Tax Cuts and Jobs Act, and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				YEAR ENDED
	December 30, 2017		December 31, 2016		December 30, 2017		December 31, 2016
	(13 weeks)		(14 weeks)		(52 weeks)		(53 weeks)

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,952,838	100.0%	$1,916,542	100.0%	$7,256,382	100.0%	$6,779,579	100.0%
Cost of merchandise sold	1,284,240	65.8	1,270,280	66.3	4,764,417	65.7	4,454,377	65.7
Gross profit	668,598	34.2	646,262	33.7	2,491,965	34.3	2,325,202	34.3

Selling, general and administrative expenses	441,623	22.6	411,984	21.5	1,639,749	22.6	1,488,164	22.0
Depreciation and amortization	43,133	2.2	39,662	2.1	165,834	2.3	142,958	2.1

Operating income	183,842	9.4	194,616	10.1	686,382	9.4	694,080	10.2
Interest expense, net	4,238	0.2	1,665	0.1	13,859	0.2	5,810	0.1

Income before income taxes	179,604	9.2	192,951	10.0	672,523	9.2	688,270	10.1
Income tax expense	69,861	3.6	69,368	3.6	249,924	3.4	251,150	3.7
Net income	$109,743	5.6%	$123,583	6.4%	$422,599	5.8%	$437,120	6.4%

Net income per share:
Basic	$0.87		$0.94		$3.31		$3.29
Diluted	$0.87		$0.94		$3.30		$3.27

Weighted average shares outstanding:
Basic	125,473		131,169		127,588		132,905
Diluted	126,084		131,858		128,204		133,813

Dividends declared per common share outstanding	$0.27		$0.24		$1.05		$0.92

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net income	$109,743	$123,583	$422,599	$437,120

Other comprehensive income:
Change in fair value of interest rate swaps, net of taxes	1,206	2,503	1,371	1,392
Total other comprehensive income	1,206	2,503	1,371	1,392
Total comprehensive income	$110,949	$126,086	$423,970	$438,512

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$109,148	$53,916
Inventories	1,453,208	1,369,656
Prepaid expenses and other current assets	88,252	90,557
Income taxes receivable	4,760	3,680
Total current assets	1,655,368	1,517,809

Property and equipment:
Land	99,336	94,940
Buildings and improvements	1,037,730	965,582
Furniture, fixtures and equipment	605,957	567,653
Computer software and hardware	266,898	224,370
Construction in progress	83,816	21,320
Property and equipment, gross	2,093,737	1,873,865
Accumulated depreciation and amortization	(1,049,234)	(911,557)
Property and equipment, net	1,044,503	962,308

Goodwill and other intangible assets	124,492	125,717
Deferred income taxes	18,494	45,218
Other assets	25,912	23,890
Total assets	$2,868,769	$2,674,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$576,568	$519,522
Accrued employee compensation	31,673	25,246
Other accrued expenses	201,656	215,650
Current portion of long-term debt	25,000	10,000
Current portion of capital lease obligations	3,545	1,294
Income taxes payable	10,772	5,482
Total current liabilities	849,214	777,194

Long-term debt	401,069	263,850
Capital lease obligations, less current maturities	32,617	25,919
Deferred rent	105,906	100,078
Other long-term liabilities	61,290	54,683
Total liabilities	1,450,096	1,221,724

Stockholders’ equity:
Common stock	1,363	1,360
Additional paid-in capital	716,228	671,515
Treasury stock	(2,130,901)	(1,761,498)
Accumulated other comprehensive income	2,763	1,392
Retained earnings	2,829,220	2,540,449
Total stockholders’ equity	1,418,673	1,453,218
Total liabilities and stockholders’ equity	$2,868,769	$2,674,942

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	YEAR ENDED
	December 30, 2017	December 31, 2016
	(52 weeks)	(53 weeks)
Cash flows from operating activities:
Net income	$422,599	$437,120
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165,834	142,958
Loss on disposition of property and equipment	460	579
Share-based compensation expense	29,202	23,554
Deferred income taxes	26,724	9,976
Change in assets and liabilities:
Inventories	(83,552)	(67,650)
Prepaid expenses and other current assets	2,305	1,782
Accounts payable	57,046	82,477
Accrued employee compensation	6,427	(18,237)
Other accrued expenses	(10,338)	20,368
Income taxes	4,210	11,787
Other	10,533	5,997
Net cash provided by operating activities	631,450	650,711
Cash flows from investing activities:
Capital expenditures	(250,401)	(226,017)
Proceeds from sale of property and equipment	11,220	362
Acquisition of Petsense, net of cash acquired	1,225	(143,610)
Net cash used in investing activities	(237,956)	(369,265)
Cash flows from financing activities:
Borrowings under debt facilities	1,180,000	945,000
Repayments under debt facilities	(1,027,500)	(820,000)
Debt issuance costs	(599)	(1,380)
Principal payments under capital lease obligations	(2,446)	(1,150)
Repurchase of shares to satisfy tax obligations	(816)	(843)
Repurchase of common stock	(369,403)	(331,708)
Net proceeds from issuance of common stock	16,330	41,010
Cash dividends paid to stockholders	(133,828)	(122,272)
Net cash used in financing activities	(338,262)	(291,343)
Net change in cash and cash equivalents	55,232	(9,897)
Cash and cash equivalents at beginning of period	53,916	63,813
Cash and cash equivalents at end of period	$109,148	$53,916

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$10,481	$6,124
Income taxes	219,081	232,258

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$11,395	$10,493
Non-cash accruals for construction in progress	8,647	12,303

Selected Financial and Operating Information (a)
(Unaudited)

	FOURTH QUARTER ENDED			YEAR ENDED
	Dec. 30, 2017	Dec. 31, 2016	Dec. 31, 2016	Dec. 30, 2017	Dec. 31, 2016	Dec. 31, 2016
	(13 weeks)	(14 weeks)	(13 weeks)	(52 weeks)	(53 weeks)	(52 weeks)
		(originally reported)	(adjusted for week shift) (b)		(originally reported)	(adjusted for week shift) (b)
Sales Information:
Comparable store sales increase	4.0%	3.1%	3.8%	2.7%	1.6%	1.6%
New store sales (% of total sales)	4.3%	6.5%		5.6%	5.6%
Average transaction value	$45.67	$44.96		$44.61	$44.42
Comparable store average transaction value increase (decrease)	1.3%	(0.9)%	(0.6)%	0.5%	(0.9)%	(0.9)%
Comparable store average transaction count increase	2.7%	4.0%	4.4%	2.2%	2.6%	2.5%
Total selling square footage (000’s)	28,180	26,511		28,180	26,511
Exclusive brands (% of total sales)	30.9%	30.8%		31.5%	32.1%
Imports (% of total sales)	15.2%	14.9%		12.6%	12.6%

Store Count Information:
Tractor Supply
Beginning of period	1,665	1,575		1,595	1,488
New stores opened	27	21		101	113
Stores closed	(7)	(1)		(11)	(6)
End of period	1,685	1,595		1,685	1,595
Petsense
Beginning of period	162	—		143	—
Stores acquired	—	136		—	136
New stores opened	6	8		25	8
Stores closed	—	(1)		—	(1)
End of period	168	143		168	143
Consolidated end of period	1,853	1,738		1,853	1,738

Pre-opening costs (000’s)	$2,234	$2,202		$10,753	$9,868

Balance Sheet Information:
Average inventory per store (000’s) (c)	$735.4	$741.7		$735.4	$741.7
Inventory turns (annualized)	3.49	3.31		3.24	3.19
Share repurchase program:
Cost (000’s)	$42,756	$116,017		$369,403	$331,709
Average purchase price per share	$61.63	$67.56		$62.35	$75.43

Capital Expenditures (millions):
Distribution center capacity and improvements	$33.2	$10.1		$45.8	$21.0
Information technology	33.0	9.8		82.1	40.5
New and relocated stores and stores not yet opened	19.8	23.2		79.3	111.2
Existing stores	12.3	15.7		43.0	53.1
Corporate and other	0.1	—		0.2	0.2
Total	$98.4	$58.8		$250.4	$226.0

2016 Comparable Store Sales: Originally Reported and Adjusted for Week Shift (b)
(Unaudited)

	FISCAL 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	4.9%	(0.5)%	(0.6)%	3.1%	1.6%
Comparable store sales increase (adjusted for week shift)	2.6%	1.0%	(1.1)%	3.8%	1.6%
Impact of week shift	(2.3)%	1.5%	(0.5)%	0.7%	—%

(a) Beginning in the fourth quarter ended December 31, 2016, selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Due to the 53-week fiscal 2016, each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016. The tables above represent comparable store sales for 2016 as originally reported and as adjusted to represent the same 13-week period as the 2017 fiscal quarters. The adjusted 13-week periods end on April 2, 2016, July 2, 2016, October 1, 2016 and December 31, 2016, respectively.
(c) Assumes average inventory cost, excluding inventory in transit.